Company Press Release                                               Exhibit 99.1

Lakeland Industries Announces Earnings; Earnings Up 15.4% For The Quarter Ended July 31, 2004.

SOURCE: Lakeland Industries, Inc.




Q2 Net Income of $1.1 Million - Up 15.4% Over Q2 '03 of $1 Million
Q2 Earnings Per Share of $0.30 for both the 2004 and 2003 periods respectively due to the issuance of an additional 1,280,750 shares during Q2'04
Six-Month Net Income of $2.6 Million - Up 38.5% Over '03 of $1.9 Million Six-Month Earnings Per Share (Basic and Diluted) of $0.72 - Up 26.3% Over '03 of
   $0.57



RONKONKOMA, NY, September 8, 2004 - Lakeland Industries, Inc. (National NASDAQ
Symbol: (LAKE), a leading manufacturer of industrial protective clothing, today reported record earnings for its second quarter ended July 31, 2004.

Six Months

Net sales for the six months ended July 31, 2004 increased $2,600,000 or 5.5% to $49,700,000 from $47,100,000 as compared to the six months ended July 31, 2003.

Earnings for the six months ended July 31, 2004 exceeded earnings for the six months ended July 31, 2003 by 38.5%. Lakeland's net income for the six months ended July 31, 2004 increased to $2.6 million from $1.9 million for the six months ended July 31, 2003. As for net income per basic and diluted share, Lakeland reported $0.72 for the six months ended July 31, 2004 - up 26.3% from $0.57 for the six months of 2003.

The Company's earnings have continued their upward trend for four consecutive years.

Three Months

Net sales for the second quarter ended July 31, 2004 decreased 1.9% to $22,800,000 compared with the 2003 second quarter net sales of $23,300,000. This was due to a difficult comparison against last year's second quarter which included approximately $1,500,000 in SARS induced buying. We believe that many of our customers increased their inventories of Tyvek products during our second quarter ended July 31, 2003 in response to the outbreak of SARS in Toronto, Canada and the anticipation that it would break out in the U.S.A.

When it became apparent by August of 2003 that SARS would not break out in the US our customers used the inventory they had built up to meet their needs, into our third quarter ended October 31, 2003.


We further believe this to be the case as August 2004 monthly sales exceeded August 2003 monthly sales by almost 16%. This provides evidence of a return to more historical buying trends, rather than the spikes and valleys caused by the 2003 SARS epidemic.

Additionally, this quarter we commenced moving some of the production of our woven and fire products made at our Missouri facility to the Company's Chinese subsidiaries. This caused us to turn away approximately $400,000 in sales while we began moving these specific product lines overseas. Although these product moves may impact the sales and earnings of this smaller wovens division in the coming quarters, it should increase the Company's earnings significantly once completed in early 2005.

Lakeland's net income for the second quarter ended July 31, 2004 increased to $1.14 million from $.99 million compared to the second quarter of 2003 - up 15.4%. As for net income per basic and diluted share, Lakeland reported $0.30 for this second quarter and for the second quarter ended July 31, 2003. Weighted average shares outstanding increased 594,310 in the second quarter of 2004 reflecting the impact of the Company's June 18, 2004 offering of 1,100,000 new shares and its July 1, 2004 additional offering of 180,750 new green shoe shares to the public.

At July 31, 2004, the Company's balance sheet included total assets of $58.7 million, cash and marketable securities of $10.6 working capital of $48.7 million, no short-term bank debt and stockholders' equity of $52.0 million or $11.41 per share of book value.

Lakeland continues to make progress in the transfer of its USA made glove, fire, and woven products to its other wholly-owned subsidiaries in Mexico and China. We believe that such relocation of our manufacturing will continue to positively increase our margins.

Homeland Security Sales of our high end chemical suits continued their rapid sales growth of 60% in the second quarter 2004 versus the comparable prior year quarter. We are beginning to see and procure larger orders of our high-end chemical suits as evidenced by a $900,000 order that was received in the second quarter 2004. This is the largest one time order we have received in the Homeland Security area. We expect that once federal guidelines have been promulgated for our Homeland Security products in 2005, we will begin to see more of these million dollar plus orders from the states.

We also are continuing our search for compatible acquisitions.


Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks. Actual results may differ materially from those projected. The company disclaims, however, any intent or obligation to update these forward-looking statements. (Financial tables follow.)

                   LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED
                        STATEMENTS OF INCOME (UNAUDITED)

                                                    THREE MONTHS ENDED               SIX MONTHS ENDED
                                                         July 31,                         July 31,
                                                  2004              2003           2004            2003
                                                  ----              ----           ----            ----

Net sales ..................................   $ 22,845,169    $ 23,289,944    $ 49,683,192    $ 47,114,830
Cost of goods sold .........................     17,983,098      18,596,614      38,841,689      38,325,684
                                               ------------    ------------    ------------    ------------
Gross profit ...............................      4,862,071       4,693,330      10,841,503       8,789,146

Operating expenses .........................      2,990,264       3,209,938       6,576,984       5,833,100
                                               ------------    ------------    ------------    ------------
Operating profit ...........................      1,871,807       1,483,392       4,264,519       2,956,046

Other income, net ..........................            849          29,784          10,309          45,226

Interest expense ...........................        (69,316)       (143,201)       (206,457)       (280,997)
                                               ------------    ------------    ------------    ------------
Income before income taxes .................      1,803,340       1,369,975       4,068,371       2,720,275
Provision for income taxes .................        485,000         379,829       1,206,000         865,829
                                               ------------    ------------    ------------    ------------
Income before minority interest ............      1,318,340         990,146       2,862,371       1,854,446
Minority interest in Net Income of Variable
  Interest Entities ........................        175,710              --         294,406              --
                                               ------------    ------------    ------------    ------------
Net income .................................   $  1,142,630    $    990,146    $  2,567,965    $  1,854,446
                                               ============    ============    ============    ============
Net income per common share*:
     Basic .................................   $        .30    $        .30    $        .72    $        .57
                                               ============    ============    ============    ============
     Diluted ...............................   $        .30    $        .30    $        .72    $        .57
                                               ============    ============    ============    ============
Weighted average common shares outstanding*:
     Basic .................................      3,864,987       3,268,867       3,569,456       3,266,431
                                               ============    ============    ============    ============
     Diluted ...............................      3,870,790       3,276,480       3,574,796       3,270,976
                                               ============    ============    ============    ============

*Adjusted for the 10% stock dividend to shareholders of record on July 31, 2003.

                   LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


      ASSETS                                             July 31,    January 31,
                                                           2004         2004
                                                       (Unaudited)

Current assets:
Cash and cash equivalents ..........................   $ 6,106,573   $ 2,445,271
Marketable securities ..............................     4,477,578             0
Accounts receivable, net of allowance for
  doubtful accounts of $323,000 at July 31, 2004 and
  at January 31, 2004 ..............................    12,032,648    12,570,320
Inventories ........................................    29,214,216    26,265,807
Deferred income taxes ..............................       790,272       790,272
Other current assets ...............................       773,663     1,213,104
                                                       -----------   -----------
         Total current assets ......................    53,394,950    43,284,774
Property and equipment, net of accumulated
  depreciation of $4,864,000 at July 31, 2004
  and $4,511,000 January 31, 2004 ..................     5,127,214     3,921,308

Other assets .......................................       146,555        97,745
                                                       -----------   -----------
                                                                     $58,668,719
                                                                     $47,303,827

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable ...................................   $ 2,945,838   $ 3,461,353
Current portion of long-term liabilities ...........            --    16,784,781
Accrued expenses and other current liabilities .....     1,703,769     1,263,044
                                                       -----------   -----------
     Total current liabilities .....................     4,649,607    21,509,178
Other long-term liabilities ........................       522,147       517,147
Deferred income taxes ..............................       250,532       250,532
Minority interest in Variable Interest Entities ....     1,228,043            --

Commitments and contingencies

Stockholders' equity
  Preferred stock, $.01 par; authorized
  1,500,000 shares (none issued)
Common stock, $.01 par; authorized
  10,000,000 shares; issued and outstanding
  4,560,885 and 3,273,925shares at July 31, 2004
     and at January 31, 2004, respectively .........        45,609        32,739
Additional paid-in capital .........................    36,273,046    11,862,461
Retained earnings ..................................    15,699,735    13,131,770
                                                       -----------   -----------
     Total stockholders' equity ....................    52,018,390    25,026,970
                                                       -----------   -----------
                                                       $58,668,719   $47,303,827
                                                       ===========   ===========